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                                                                    EXHIBIT 99.1
LEAP WIRELESS INTERNATIONAL, INC. PRICES UNITS OFFERING

SAN DIEGO, Feb. 17 /PRNewswire/ -- Leap Wireless International, Inc. (Nasdaq:
LWIN) today announced that it has agreed to sell (i) Senior Units consisting of $225 million aggregate principal amount of 12 1/2% Senior Notes due 2010 and accompanying Warrants to purchase common stock and (ii) Senior Discount Units consisting of $668 million aggregate principal amount of 14 1/2% Senior Discount Notes due 2010 and accompanying Warrants to purchase common stock. The Senior Units are being sold at $1,000 per unit and the Senior Discount Units are being sold at $486.68 per unit. Approximately $78 million of the proceeds from the offering will be used to purchase government securities that will be pledged to fund the first seven interest payments on the Senior Notes. The Warrants to be issued will be exercisable for an aggregate of 2,829,854 shares of Leap common stock at an exercise price of $96.80 per share. The Warrants will become exercisable after one year and will have a ten-year term. The Notes will be guaranteed by Cricket Communications Holdings, Inc., Leap's domestic subsidiary holding company.

Leap intends to use the net proceeds from the offering for capital expenditures, acquisitions of wireless licenses, sales and marketing activities, strategic investments and working capital and general corporate purposes.

The Units are being offered through a private placement to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended. The closing is expected to occur on February 23, 2000.

The Units have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements thereof.

This news release contains certain "forward-looking statements." Forward-looking statements, which are based upon certain assumptions and describe future plans, strategies and expectations of Leap, are generally identifiable by use of the words "believe," "expect," "intend," "plan," "anticipate," "estimate," "project" or similar expressions. The ability of Leap to predict actual results and other future events is inherently uncertain. Important factors which may cause actual results to differ materially from the forward-looking statements contained herein or in other public statements by Leap are described in the section entitled "Risk Factors" in Leap's Annual Report on Form 10-K for the fiscal year ended August 31, 1999 and other documents on file with the Securities and Exchange Commission. Those risk factors include uncertainties relating to consummation of the private placement, costs, profitability and the ability to raise sufficient capital for continued expansion and operation.

SOURCE: Leap Wireless International, Inc.